Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Laurie Stacy
Media Contact
t: 540-561-8452
e: laurie.stacy@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 919-573-3848
e: zaheed.mawani@advanceautoparts.com

Advance Auto Parts Reports Fourth Quarter Fiscal 2015 Comparable Cash EPS of $1.22

ROANOKE, Va., February 11, 2016 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced its financial results for the fourth quarter ended January 2, 2016. Fourth quarter comparable cash earnings per diluted share (Comparable Cash EPS) were $1.22. These results exclude $0.08 of amortization of acquired intangible assets and integration and restructuring costs of $0.40, primarily associated with the acquisition of General Parts International, Inc. (General Parts).

Comparable Fourth Quarter and Full Year Performance Summary (1)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015

Comparable Sales (in millions)	$2,033.5	$2,086.8	$9,737.0	$9,693.5

Comp Store Sales %	(2.5%)	1.1%	0.0%	2.0%

Comparable Gross Profit (in millions)	$909.2	$936.2	$4,422.8	$4,385.8

Comparable SG&A (in millions)	$751.6	$764.5	$3,427.7	$3,430.3

Comparable Operating Income (in millions)	$157.6	$171.7	$995.1	$955.6

Comparable Cash EPS	$1.22	$1.37	$7.82	$7.59

Avg Diluted Shares (in thousands)	73,861	73,494	73,733	73,414

(1)
Fiscal 2015 and 2014 include certain non-comparable expenses and Fiscal 2014 includes an additional week of business (53rd week). The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the twelve weeks ended January 2, 2016 and January 3, 2015, respectively, have been reported on a comparable basis to exclude General Parts integration, store closure and consolidation costs and support center restructuring costs of $47.2 million and $36.7 million, respectively, and General Parts amortization of acquired intangible assets of $9.7 million and $9.9 million, respectively. The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the fiscal years ended January 2, 2016 and January 3, 2015, respectively, have been reported on a comparable basis to exclude General Parts integration, store consolidation costs and support center restructuring costs of $127.1 million and $82.2 million, respectively, and General Parts amortization of acquired intangible assets of $42.3 million and $42.7 million, respectively. Comparable Sales and Comparable Gross Profit for the twelve and fifty-two weeks ended January 3, 2015 have been reported on a comparable basis to exclude the impact of the 53rd week. For a better understanding of the Company's comparable results, refer to the presentation of the respective financial measures on a GAAP basis and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial tables in this press release.

“Fourth quarter sales results did not meet our expectations, however, we demonstrated additional cost discipline to offset the softer than expected sales and met our earnings expectations," said George Sherman, President and Interim Chief Executive Officer. "We are a company composed of 5,300 hyper-local businesses that serve the needs of our valuable local customers.  We recognize that the best way to substantially improve our customers' experience is to empower our terrific team members who touch those customers every day.  We are therefore adapting to a more empowered, field-centric organization that aggressively pursues improved profitability while achieving better than market top line growth.  We are relentlessly pursuing opportunities to reduce expenses and increase efficiency while providing our customers with an exemplary experience that drives increased frequency. Through these actions, we fully expect to generate greater profitability and value for our shareholders."

Fourth Quarter & Full Year 2015 Highlights

On a Comparable basis, total sales for the fourth quarter decreased 2.6% to $2.03 billion, as compared with total sales during the fourth quarter of fiscal 2014 of $2.09 billion. The sales decline was driven by the comparable store sales decrease of 2.5% and the impact of previously announced store closures executed in the fourth quarter partially offset by new store openings. Our comparable store sales were negatively impacted by approximately 90 basis points related to the year-over-year timing of the New Year's day holiday which fell in the 53rd week last year, 46 basis points due to foreign exchange currency fluctuations from our Canadian business, as well as lower demand for seasonal categories due to warmer winter weather, partially offset by the favorable consolidation impact from Carquest stores. On a GAAP basis, total sales for the fourth quarter were $2.03 billion for fiscal 2015 compared to $2.24 billion for the fourth quarter of fiscal 2014. For fiscal 2015, the Company's Comparable and GAAP total sales were $9.74 billion. On a Comparable and GAAP basis, the Company's total sales for fiscal 2014 were $9.69 billion and $9.84 billion, respectively.

On both a Comparable and GAAP basis, the Company's Gross Profit rate was 44.7% of sales during the fourth quarter as compared to 44.9% during the fourth quarter last year. The 15 basis-point decrease in gross profit rate was primarily the result of supply chain expense deleverage due to the comparable store sales decline, partially offset by lower shrink expenses. On a Comparable and GAAP basis, the Company's gross profit rate was 45.4% for fiscal 2015 versus 45.2% over the same period last year.

The Company's Comparable SG&A rate was 37.0% of sales during the fourth quarter as compared to 36.6% during the same period last year. The 33 basis-point increase was primarily the result of expense deleverage from the comparable store sales decline partially offset by our continued cost reduction initiatives and disciplined efforts to lower administrative and support costs. On a GAAP basis, the Company's SG&A rate was 39.8% of sales during the fourth quarter as compared to 38.3% during the same period last year. For fiscal 2015, the Company's Comparable SG&A rate was 35.2% versus 35.4% over the same period last year. On a GAAP basis, the Company's SG&A rate was 36.9% for fiscal 2015 versus 36.6% over the same period last year.

The Company's Comparable Operating Income was $157.6 million during the fourth quarter, a decrease of 8.2% versus the fourth quarter of fiscal 2014. As a percentage of sales, Comparable Operating Income in the fourth quarter was 7.7% compared to 8.2% during the fourth quarter of fiscal 2014. On a GAAP basis, the Company's operating income during the fourth quarter of $100.7 million decreased 31.1% versus the fourth quarter of fiscal 2014. On a GAAP basis, the Operating Income rate was 5.0% during the fourth quarter as compared to 6.5% during the fourth quarter of fiscal 2014. For fiscal 2015, the Company's Comparable Operating Income rate was 10.2% versus 9.9% during fiscal 2014. For fiscal 2015, the Company's GAAP Operating Income rate was 8.5% versus 8.7% during fiscal 2014.

Operating cash flow decreased approximately 2.7% to $689.6 million in fiscal 2015 from $709.0 million in fiscal 2014. Free cash flow decreased to $454.9 million in fiscal 2015 from $480.5 million in fiscal 2014. Capital expenditures in fiscal 2015 were $234.7 million as compared to $228.4 million in fiscal 2014.

Store Information

As of January 2, 2016, the Company operated 5,171 stores and 122 Worldpac branches and served approximately 1,300 independently owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the fiscal 2015 year ended January 2, 2016.

	AAP	AI	BWP	CARQUEST	WORLDPAC	Total

January 3, 2015	3,888	210	38	1,125	111	5,372
New	82	5	—	23	11	121
Closed	(50)	(2)	(2)	(35)	—	(89)
Consolidated	(2)	(25)	(4)	(80)	—	(111)
Converted	184	(4)	(20)	(160)	—	—
January 2, 2016	4,102	184	12	873	122	5,293

2016 Key Assumptions

New Stores	65 to 75 new stores including Worldpac branches
Carquest Store Consolidations, Conversions & Relocations	325 to 350
Comparable Store Sales(1)	Low Single Digits
Adjusted Operating Income Rate (2)	12%
Income tax rate	37.5% to 38.0%
One-time Integration & Restructuring Expenses (3)	Approximately $75 million to $90 million
Capital Expenditures	$260 million to $280 million
Free Cash Flow	Minimum $500 million
Diluted Share Count	Approximately 74 million shares

1.	Comparable store sales estimate excludes sales to independently owned Carquest locations and includes the impact of Carquest store consolidations.

2.
Adjusted Operating Income excludes one-time expenses related to the integration of General Parts, restructuring expenses and the recurring amortization of General Parts' intangible assets. Adjusted Operating Income is a non-GAAP measure. Because of the forward-looking nature of these non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time. Management believes Adjusted Operating Income is an important measure in assessing the overall performance of the business and utilizes this metric in its ongoing reporting. On that basis, Management believes it is useful to provide Adjusted Operating Income to investors and prospective investors to evaluate Advance’s operating performance across periods adjusting for non-operating items. Adjusted Operating Income might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Adjusted Operating Income should not be used by investors or third parties as the sole basis for formulating investment decisions, as it excludes a number of important cash and non-cash recurring items.

3.
The $75 million to $90 million estimate of incremental one-time costs includes $65 million to $75 million related to ongoing integration efforts and an additional $10 million to $15 million related to supply chain optimization work which includes the closure of the Company's Sutton, MA distribution center and additional activities contemplated as part of the first phase of work. The Company will provide additional details of its multi-year supply chain optimization work and potential future one-time costs as it finalizes those plans. One-time integration related costs are expected to exceed the initial $190 million estimate previously shared at the time of the GPI acquisition as we have trued up estimates, expanded the scope and taken additional structural actions to drive improved efficiency and profitability.

Dividend

On February 9, 2016, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on April 1, 2016 to stockholders of record as of March 18, 2016.

Investor Conference Call
The Company will host a conference call on Thursday, February 11, 2016, at 8:30 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until February 12, 2017.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket parts provider in North America, serves both professional installer and do-it-yourself customers. As of January 2, 2016 Advance operated 5,171 stores and 122 Worldpac branches and served approximately 1,300 independently owned Carquest branded stores in the United States, Puerto Rico, the U.S. Virgin Islands and Canada.  Advance employs approximately 73,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, key assumptions for 2016 financial performance including adjusted operating income; statements regarding the benefits and other effects of the acquisition of General Parts and the combined company’s plans, objectives and expectations; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (AAP), including store growth, capital expenditures, comparable store sales, gross profit rate, SG&A, adjusted operating income, free cash flow, income tax rate, General Parts integration costs and store consolidation costs, synergies, expenses to achieve synergies and adjusted operating income rate targets; expectations regarding leadership changes and their impact on the company’s strategies, opportunities and results;

statements regarding enhancements to shareholder value; statements regarding strategic plans or initiatives, growth or profitability; and all other statements that are not statements of historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the General Parts acquisition, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the General Parts acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating General Parts’ employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the General Parts acquisition; the impact of the General Parts acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; AAP’s ability to attract, develop and retain executives and other employees; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Parts' products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended January 3, 2015 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 2, 2016	January 3, 2015

Assets

Current assets:
Cash and cash equivalents	$90,782	$104,671
Receivables, net	597,788	579,825
Inventories, net	4,174,768	3,936,955
Other current assets	77,408	119,589
Total current assets	4,940,746	4,741,040

Property and equipment, net	1,434,577	1,432,030
Goodwill	989,484	995,426
Intangible assets, net	687,125	748,125
Other assets, net	82,633	45,737
	$8,134,565	$7,962,358

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$598	$582
Accounts payable	3,203,922	3,095,365
Accrued expenses	553,163	520,673
Other current liabilities	39,794	37,796
Total current liabilities	3,797,477	3,654,416

Long-term debt	1,213,161	1,636,311
Deferred income taxes	433,925	446,351
Other long-term liabilities	229,354	222,368
Total stockholders' equity	2,460,648	2,002,912
	$8,134,565	$7,962,358

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements. The Company retrospectively adopted ASU 2015-17 in the fourth quarter of 2015, which requires the presentation of all deferred income taxes as long-term.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fiscal Fourth Quarters Ended
January 2, 2016 and January 3, 2015
(in thousands, except per share data)
(unaudited)

	Q4 2015			Q4 2014
					Comparable Adjustments (a)
	As Reported	Comparable Adjustments (a)	Comparable	As Reported	53rd Week	Integration Costs	Comparable
	(12 weeks)		(12 weeks)	(13 weeks)			(12 weeks)
Net sales	$2,033,545	$—	$2,033,545	$2,237,209	$(150,386)	$—	$2,086,823
Cost of sales	1,124,373	—	1,124,373	1,233,268	(82,606)	—	1,150,662
Gross profit	909,172	—	909,172	1,003,941	(67,780)	—	936,161
Selling, general and administrative expenses	808,494	(56,881)	751,613	857,864	(46,720)	(46,655)	764,489
Operating income	100,678	56,881	157,559	146,077	(21,060)	46,655	171,672
Other, net:
Interest expense	(13,809)	—	(13,809)	(17,002)	1,291	—	(15,711)
Other (expense) income, net	(3,044)	—	(3,044)	1,883	(212)	—	1,671
Total other, net	(16,853)	—	(16,853)	(15,119)	1,079	—	(14,040)
Income before provision for income taxes	83,825	56,881	140,706	130,958	(19,981)	46,655	157,632
Provision for income taxes	29,006	21,615	50,621	46,524	(7,610)	17,729	56,643
Net income	$54,819	$35,266	$90,085	$84,434	$(12,371)	$28,926	$100,989

Basic earnings per share (b)	$0.75	$0.48	$1.23	$1.15	$(0.17)	$0.39	$1.37
Diluted earnings per share (b)	$0.74	$0.48	$1.22	$1.15	$(0.17)	$0.39	$1.37

Average common shares outstanding (b)	73,263	73,263	73,263	72,997	72,997	72,997	72,997
Average diluted common shares outstanding (b)	73,861	73,861	73,861	73,494	73,494	73,494	73,494

(a)
The comparable adjustments to Selling, general and administrative expenses for Q4 2015 include General Parts integration, store closure and consolidation costs and support center restructuring costs of $47.2 million and General Parts amortization of acquired intangible assets of $9.7 million. The comparable adjustments to Q4 2014 include adjustments to remove the impact of the 53rd week of operations and adjustments to Selling, general and administrative expenses for General Parts integration and store consolidation costs of $36.7 million and General Parts amortization of acquired intangible assets of $9.9 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At January 2, 2016 and January 3, 2015, we had 73,314 and 73,074 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fiscal Years Ended
January 2, 2016 and January 3, 2015
(in thousands, except per share data)
(unaudited)

	2015			2014
					Comparable Adjustments (a)
	As Reported	Comparable Adjustments (a)	Comparable	As Reported	53rd Week	Integration Costs	Comparable
	(52 weeks)		(52 weeks)	(53 weeks)			(52 weeks)
Net sales	$9,737,018	$—	$9,737,018	$9,843,861	$(150,386)	$—	$9,693,475
Cost of sales	5,314,246	—	5,314,246	5,390,248	(82,606)	—	5,307,642
Gross profit	4,422,772	—	4,422,772	4,453,613	(67,780)	—	4,385,833
Selling, general and administrative expenses	3,596,992	(169,340)	3,427,652	3,601,903	(46,720)	(124,930)	3,430,253
Operating income	825,780	169,340	995,120	851,710	(21,060)	124,930	955,580
Other, net:
Interest expense	(65,408)	—	(65,408)	(73,408)	1,291	—	(72,117)
Other (expense) income, net	(7,484)	—	(7,484)	3,092	(212)	—	2,880
Total other, net	(72,892)	—	(72,892)	(70,316)	1,079	—	(69,237)
Income before provision for income taxes	752,888	169,340	922,228	781,394	(19,981)	124,930	886,343
Provision for income taxes	279,490	64,349	343,839	287,569	(7,610)	47,473	327,432
Net income	$473,398	$104,991	$578,389	$493,825	$(12,371)	$77,457	$558,911

Basic earnings per share (b)	$6.45	$1.42	$7.87	$6.75	$(0.17)	$1.06	$7.64
Diluted earnings per share (b)	$6.40	$1.42	$7.82	$6.71	$(0.17)	$1.05	$7.59

Average common shares outstanding (b)	73,190	73,190	73,190	72,932	72,932	72,932	72,932
Average diluted common shares outstanding (b)	73,733	73,733	73,733	73,414	73,414	73,414	73,414

(a)
The comparable adjustments to Selling, general and administrative expenses for 2015 include General Parts integration, store closure and consolidation costs and support center restructuring costs of $127.1 million and General Parts amortization of acquired intangible assets of $42.3 million. The comparable adjustments to 2014 include adjustments to remove the impact of the 53rd week of operations and adjustments to Selling, general and administrative expenses for General Parts integration and store consolidation costs of $82.2 million and General Parts amortization of acquired intangible assets of $42.7 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At January 2, 2016 and January 3, 2015, we had 73,314 and 73,074 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Fiscal Years Ended
January 2, 2016 and January 3, 2015
(in thousands)
(unaudited)

	January 2, 2016	January 3, 2015
	(52 weeks)	(53 weeks)
Cash flows from operating activities:
Net income	$473,398	$493,825
Depreciation and amortization	269,476	284,693
Share-based compensation	36,929	21,705
(Benefit) provision for deferred income taxes	(9,219)	48,468
Excess tax benefit from share-based compensation	(13,002)	(10,487)
Other non-cash adjustments to net income	15,542	15,912
(Increase) decrease in:
Receivables, net	(21,476)	(48,209)
Inventories, net	(244,096)	(227,657)
Other assets	7,423	(63,482)
Increase (decrease) in:
Accounts payable	119,164	216,412
Accrued expenses	35,103	(28,862)
Other liabilities	20,400	6,673
Net cash provided by operating activities	689,642	708,991

Cash flows from investing activities:
Purchases of property and equipment	(234,747)	(228,446)
Business acquisitions, net of cash acquired	(18,889)	(2,060,783)
Proceeds from sales of property and equipment	270	992
Net cash used in investing activities	(253,366)	(2,288,237)
Cash flows from financing activities:
(Decrease) increase in bank overdrafts	(2,922)	16,219
Net (payments) borrowings on credit facilities	(423,400)	583,400
Dividends paid	(17,649)	(17,580)
Proceeds from the issuance of common stock, primarily for employee stock purchase plan	5,174	6,578
Tax withholdings related to the exercise of stock appreciation rights	(13,112)	(7,102)
Excess tax benefit from share-based compensation	13,002	10,487
Repurchase of common stock	(6,665)	(5,154)
Contingent consideration related to previous business acquisitions	—	(10,047)
Other	(380)	(890)
Net cash (used in) provided by financing activities	(445,952)	575,911

Effect of exchange rate changes on cash	(4,213)	(4,465)

Net decrease in cash and cash equivalents	(13,889)	(1,007,800)
Cash and cash equivalents, beginning of period	104,671	1,112,471
Cash and cash equivalents, end of period	$90,782	$104,671

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Fiscal Years Ended
January 2, 2016 and January 3, 2015
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	January 2, 2016	January 3, 2015
	(52 weeks)	(53 weeks)
Cash flows from operating activities	$689,642	$708,991
Purchases of property and equipment	(234,747)	(228,446)
Free cash flow	$454,895	$480,545

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to EBITDAR:
(In thousands, except adjusted debt to EBITDAR ratio)	Four Quarters Ended
	January 2, 2016	January 3, 2015
	(Four Quarters Ended)	(53 Weeks Ended)
Total debt	$1,213,759	$1,636,893
Add: Capitalized lease obligation (rent expense * 6)	3,190,728	3,038,904
Adjusted debt	4,404,487	4,675,797

Operating income	825,780	851,710
Add: Comparable adjustments (a)	127,059	82,234
Depreciation and amortization	269,476	284,693
EBITDA	1,222,315	1,218,637
Rent expense (less favorable lease amortization of $4,786 and $4,972, respectively)	531,788	506,484
EBITDAR	$1,754,103	$1,725,121

Adjusted Debt to EBITDAR	2.5	2.7

(a)
The comparable adjustments to the four quarters ended January 2, 2016 include General Parts integration, store closure and consolidation costs and support center restructuring costs of $127.1 million. The comparable adjustments to Fiscal 2014 include General Parts integration and store consolidation costs of $82.2 million.

NOTE: Management believes its Adjusted Debt to EBITDAR ratio (“leverage ratio”) is a key financial metric and believes its debt levels are best analyzed using this measure. The Company’s goal was to quickly pay down debt resulting from the GPI acquisition in order to get back to a 2.5 times leverage ratio and maintain an investment grade rating. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Fourth Quarter Performance Summary on a GAAP Basis(a):

	Quarters Ended		Fiscal Years Ended
	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
Sales (in millions)	$2,033.5	$2,237.2	$9,737.0	$9,843.9

Comp Store Sales %	(2.5%)	1.1%	0.0%	2.0%

Gross Profit (in millions)	$909.2	$1,003.9	$4,422.8	$4,453.6

SG&A (in millions)	$808.5	$857.9	$3,597.0	$3,601.9

Operating Income (in millions)	$100.7	$146.1	$825.8	$851.7

Diluted EPS	$0.74	$1.15	$6.40	$6.71

Avg Diluted Shares (in thousands)	73,861	73,494	73,733	73,414

(a) These financial measures for the twelve weeks ended January 2, 2016 have been reported on a GAAP basis which includes the impact of General Parts integration, store closure and consolidation and support center restructuring costs of $47.2 million and General Parts amortization of acquired intangible assets of $9.7 million. These financial measures for the thirteen weeks ended January 3, 2015 have been reported on a GAAP basis which includes the impact of a 53rd week of operations, General Parts integration and store consolidation costs of $36.7 million and General Parts amortization of acquired intangible assets of $9.9 million. These financial measures for the fiscal 2015 year ended January 2, 2016 have been reported on a GAAP basis which includes the impact of General Parts integration, store closure and consolidation costs and support center restructuring costs of $127.1 million and General Parts amortization of acquired intangible assets of $42.3 million. These financial measures for the fiscal 2014 year ended January 3, 2015 have been reported on a GAAP basis which includes the impact of a 53rd week of operations, General Parts integration and store consolidation costs of $82.2 million and General Parts amortization of acquired intangible assets of $42.7 million. These financial measures should be read in conjunction with our financial measures presented on a comparable basis earlier in this press release. Management believes the reporting of financial results on a non-GAAP basis to remain comparable is important in assessing the overall performance of our base business and is therefore useful for investors and prospective investors.